                                                                    EXHIBIT 12.1




                       RATIO OF EARNINGS TO FIXED CHARGES


     For purposes of this calculation, earnings consist of income tax (benefit) provision and minority interest plus fixed charges. Fixed charges consist of interest and indebtedness plus that portion of lease rental expense deemed representative of the interest factor.

                                                                YEAR ENDED MARCH 31,
                                                    1998       1997      1996      1995      1994
                                                   -----------------------------------------------
Pre-tax income from continuing operations          $ 6,008    $2,407    $1,433    $1,237    $1,741

Minority interest in the income
  of subsidiary with fixed charges                   1,212        --        --        --        --
                                                   -------    ------    ------    ------    ------

                                                     7,220     2,407     1,433     1,237     1,741
                                                   -------    ------    ------    ------    ------

Fixed charges:

Interest expense and amortization of debt
  discount on all indebtedness                       3,829     2,319     2,675     2,658     2,451

Office and other equipment rentals                      51        11        10         9        10
                                                   -------    ------    ------    ------    ------

Total fixed charges                                  3,880     2,330     2,685     2,667     2,461
                                                   -------    ------    ------    ------    ------

Earnings before income taxes, minority interest
  and fixed charges                                $11,100    $4,737    $4,118    $3,904    $4,202

Ratio of earnings to fixed charges                   2.86x     2.03x     1.53x     1.46x     1.71x



                                                   THREE MONTHS ENDED
                                                        JUNE 30,
                                                     1998      1997
                                                   ------------------
Pre-tax income from continuing operations          $ 2,477    $  835

Minority interest in the income
  of subsidiary with fixed charges                     326        --
                                                   -------    ------

                                                     2,803       835
                                                   -------    ------

Fixed charges:

Interest expense and amortization of debt
  discount on all indebtedness                       3,016       416

Office and other equipment rentals                      13         3
                                                   -------    ------

Total fixed charges                                  3,029       419
                                                   -------    ------

Earnings before income taxes, minority interest
  and fixed charges                                $5,832     $1,254

Ratio of earnings to fixed charges                  1.93x      2.99x